Exhibit 3(m)
Statuten Stratos Investments B.V.
Heden, acht februari tweeduizend zes, verscheen voor mij, mr. Adriana Berdina Cornelia Oskam, kandidaat-notaris, hierna genoemd: “notaris”, als waarnemer van mr. Mana Francisca Elisabeth de Waard-Preller, notaris te Rotter dam:
mr. Cynthia Lorena Moyano-Cohen, werkzaam ten kantore van mij, notaris, te 3014 DA Rotterdam, Weena 750, geboren te Buenos Aires, Argentinidë op dertig april negentienhonderd vijf en zeventig, te dezen handelend als gevolmachtigde van Stratos Wireless Inc., een vennootschap naar het recht van Canada, statutair gevestigd te Mount Pearl, Newfoundland, Canada (adres: 34 Glencoe Drive, Mount Pearl, Newfoundland, Canada, handelsregisternummer: 370670-2).
De comparante, handelend als gemeld, verklaarde bij deze een besloten vennootschap met beperkte aansprakelijkheid op te richten, welke wordt geregeerd door de volgende
STATUTEN
BEGRIPSBEPALINGEN
Artikel 1
In de statuten van deze vennootschap wordt verstaan onder:
a.	de algemene vergadering: het orgaan dat gevormd wordt door stemgerechtigde aandeelhouders en andere stemgerechtigden in de vennootschap dan wel de bijeenkomst van vergadergerechtigden;

b.	certificaathouders: houders van met medewerking van de vennootschap uitgegeven certificaten van aandelen;

c.	certificaatrechten: de rechten die door de wet zijn toegekend aan certificaathouders;

d.	de directie: het bestuur van de vennootschap;

e.	dochtermaatschappij: een rechtspersoon waarin de vennootschap of een of meer van haar dochtermaatschappijen at dan niet krachtens overeenkomst met andere stemgerechtigden alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen alsmede andere rechtspersonen en vennootschappen welke als zodanig door de wet worden aangemerkt;

f.	groepsmaatschappij: een rechtspersoon of vennootschap waarmede de vennootschap in een economische eenheid organisatorisch verbonden is;

g.	jaarrekening: de balans, de winst- en verliesrekening en de toelichting op deze stukken;

h.	de vennootschap: de rechtspersoon waarop deze statuten betrekking hebben;

i.	de vergadergerechtigden: aandeelhouders, certificaathouders alsmede vruchtgebruikers en pandhouders met certificaatrechten;

j.	volstrekte meerderheid: meer dan de helft van het aantal uitgebrachte geldige stemmen.
NAAM EN ZETEL
Artikel 2
2.1 De vennootschap is genaamd: Stratos Investments B.V.

2.2	Zij is gevestigd te ‘s-Gravenhage.
DOEL
Artikel 3
De vennootschap heeft ten doel:
a.	het deelnemen in, het financieren van, het zich op andere wijze interesseren bij en het voeren van beheer over andere vennootschappen en ondernemingen;

b.	het geven van garanties, het stellen van zekerheden of het zich op andere wijze sterk maken of zich hoofdelijk of anderszins verbinden voor verplichtingen van groepsmaatschappijen; en

c.	het verrichten van al hetgeen met het vorenstaande in de ruimste zin verbandhoudt of daartoe bevorderlijk kan zijn.
KAPITAAL EN AANDELEN
Artikel 4
Het maatschappelijk kapitaal van de vennootschap bedraagt vijfhonderd miljoen euro(EUR 500.000.000—), verdeeld in vijfhonderd duizend (500.000) gewone aandelen, elk nominaal groot éénduizend euro (EUR 1.000—).
REGISTER VAN AANDEELHOUDERS
Artikel 5
5.1	De aandelen luiden op naam en zijn doorlopend genummerd van 1 af. Er worden geen aandeelbewijzen uitgegeven.
5.2	De directie houdt ten kantore der vennootschap een register van aandeelhouders waarin de namen en de adressen van alle aandeelhouders zijn opgenomen met vermelding van de datum waarop zij de aandelen hebben verkregen, het aantal aandelen, de datum van erkenning of betekening alsmede van het op ieder aandeel gestorte bedrag.
Daarin worden tevens opgenomen de namen en de adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening alsmede met vermelding of hen certificaatrechten toekomen.
In het register wordt medeaangetekend elk verleend ontslag voor aansprakelijkheid voor nog niet gedane stortingen.
Iedere aandeelhouder, certificaathouder, vrucbtgebruiker en pandhouder is verplicht aan de directie zijn adres en iedere wijziging daarin schriftelijk mede te delen; dit adres blijft tegenover de vennootschap gelden zolang de betrokkene niet bij aangetekend schrijven aan de directie een ander adres heeft opgegeven.
Alle gevolgen van het niet mededelen van zijn adres en van wijzigingen daarin zijn voor rekening en risico van de betrokkene.
Alle kennisgevingen aan en oproepingen van aandeelhouders, certificaathouders, vruchtgebruikers en pandhouders kunnen rechtsgeldig aan de in het register vermelde adressen worden gedaan.
ledere inschrijving en aantekening in het register wordt getekend door of na-

mens een directeur.
5.3	Het register, bedoeld in het vorige lid, ligt ten kantore van de vennootschap ter inzage voor aandeelhouders, alsmede voor vruchtgebruikers met certificaatrechten en pandhouders met certificaatrechten.
De gegevens van het register omtrent niet-volgestorte aandelen zijn ter inzage van een ieder.
Iedere aandeelhouder, vruchtgebruiker en pandhouder kan op zijn verzoek te allen tijde, echter slechts voorzover het zijn aandelen, respectievelijk zijn recht betreft, niet-verhandelbare, door een directeur getekende uittreksels uit het register om niet verkrijgen, vermeldende de nummers van de aandelen, welke op de dag van afgifte van het uittreksel te zijnen name zijn ingeschreven, respectievelijk van de aandelen, welke te zijnen behoeve met pandrecht of vrucht gebruik zijn bezwaard.
Rust op een aandeel een vruchtgebruik of een pandrecht, dan vermeldt het uittreksel aan wie het stemrecht en de certificaatrechten met betrekking tot dat aandeel toekomen.
5.4	Behoort een aandeel, een met medewerking van de vennootschap uitgegeven certificaat op naam van een aandeel, een vruchtgebruik of een pandrecht op een aandeel tot een gemeenschap waarop titel 7 van Boek 3 Burgerlijk Wetboek van toepassing is, dan kunnen de gezamenlijke deelgenoten, die tevens in het register moeten zijn ingeschreven, ten aanzien van de vennootschap slechts worden vertegenwoordigd door één door ben daartoe schiftelijk aan te wijzen persoon.

De personalia van de aangewezene worden in het register opgenomen, terwijlalle kennisgevingen aan en oproepingen van de gezamenlijke deelgenoten aan bet in bet register ingeschreven adres van de aangewezene kunnen warden gedaan.
EMISSIE EN VOORKEURSRECHT
Artikel 6
6.1	De uitgifte van nog niet geplaatste aandelen geschiedt krachtens besluit van en op de voorwaarden vast te stellen door de algemene vergadering. De algemene vergadeing kan haar bevoegdheden hiertoe overdragen aan eenander orgaan en kan deze overdracht herroepen.

De algemene vergadeing kan haar bevoegdheden hiertoe overdragen aan eenander orgaan en kan deze overdracht herroepen.
6.2	Bij uitgifte van nog met geplaatste aandelen heeft iedere aandeelhouder eenvoorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn aandelen.

Er is geen voorkeursrecht op aandelen die worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij.
6.3	Het voorkeursrecht kan telkens voor een enkele uitgifte worden beperkt of uitgesloten bij besluit van het orgaan dat tot het nemen van het besluit tot uitgifte bevoegd is.
6.4	De vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend binnen veertien dagen nadat een besluit daartoe is genomen aan in een schriftelijke mededeling aan alle aandeelhouders aan de in het register van aandeelhouders, vermelde adressen.
Het voorkeursrecht kan worden uitgeoefend gedurende ten minste vier weken na de dag van verzending van de aankondiging.
6.5	Het bepaalde in de voorgaande leden van dit artikel is van overeenkomstigetoepassing bij het verlenen van een recht tot het nemen van aandelen.
Aandeelhouders hebben echter geen voorkeursrecht op aandelen die wordenuitgegeven aan iemand die een voordien reeds verkregen recht tot het nemenvan aandelen uitoefent.
6.6	Voor de uitgifte van een aandeel is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte waarbij de betrokkenen partij zijn.
6.7	Bij het nemen van een aandeel moet daarop het nominale bedrag worden gestort. Bedongen kan worden dat een deel, ten hoogste drie vierden van het nominale bedrag, eerst behoeft te worden gestort nadat de vennootschap het zalhebben opgevraagd.
6.8	De vennootschap noch één van haar dochtermaatschappijen mag zekerheidstellen, een koersgarantie afgeven, zich op andere wijze sterk maken of zichhoofdelijk of anderszins naast of voor anderen verbinden met het oog op hetnemen of verkrijgen door anderen van aandelen of certificaten daarvan in de vennootschap.

Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten daarvan mag de vennootschap slechts verstrekken tot ten hoogste dat deel van het eigen vermogen van de vennootschap dat het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat.

De vennootschap houdt een niet uitkeerbare reserve aa tot het uitstaande bedrag van de in de vorige zin genoemde leningen.
6.9	De vennootschap kan geen eigen aandelen nemen.
VERKRIJGING EN VERVREEMDING VAN EIGEN AANDELEN
Artikel 7
7.1	Verkrijging door de vennootschap van met volgestorte aandelen in haar kapitaal is nietig.

7.2	De vennootschap is bevoegd volgestorte aandelen in baar kapitaal onder be zwarende titel te verkrijgen indien:
a.	het eigen vermogen, verminderd met de verkrijgingsprijs, niet kleiner is dan het gestorte en opgevraagde deel van het kapitaal vermeerderdmet de reserves die krachtens de wet moeten worden aangehouden;

b.	het nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen in haar kapitaal niet meer dan de helft van het geplaatste kapitaal be-

draagt;
c.	de algemene vergadering, dan wel het door de algemene vergaderingdaartoe aangewezen orgaan machtiging tot de verkrijging heeft verleend.
Voor het bepaalde onder a is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap en uitkeringen uit winst of reserves aan anderen, die zij en haar dochtermaatschappijen na de balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden, verstreken zonder dat de jaarrekening is vastgesteld, dan is verkrijging overeenkomstig dit lid niettoegestaan.

7.3	Vervreemding van eigen aandelen door de vennootschap geschiedt krachtensbesluit van en op de voorwaarden vast te stellen door de algemene vergadering. Op vervreemding van eigen aandelen door de vennootschap is bettuten bepaalde in de blokkeringsregeling opgenomen in deze statuten van toepassing.

7.4	Onder het begrip aandelen in dit artikel zijn certificaten daarvan begrepen.
VERMINDERING VAN HET GEPLAATSTE KAPITAAL
Artikel 8
8.1	De algemene vergadering kan besluiten tot vermindering van het geplaatstekapitaal door intrekking van aandelen of door het bedrag van aandelen bij statutenwijziging te verminderen. In dit besluit moeten de aandelen waarop hetbesluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld. Het gestorte en opgevraagde deel van het kapitaal mag met kleiner worden dan het ten tijde van het besluit krachtens de wet voorgeschreven minimumkapitaal.
8.2	Een besluit tot intrekking kan slechts betreffen aandelen die de vennootschapzelf houdt of waarvan zij de certificaten houdt.
8.3	Gedeeltehjke terugbetaling op aandelen of ontheffing van de verplichting totstorting is slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de aandelen. Zulk een terugbetaling of ontheffing moet naarevenredigheid op alle aandelen geschieden.
Van het vereiste van evenredigheid mag worden afgeweken met instemmingvan alle betrokken aandeelhouders.
8.4	De oproeping tot een vergadering waarin een in dit artikel genoemd besluitwordt genomen, vermeldt het doel van de kapitaalvermindering en de wijzevan uitvoering.

Het tweede, derde en vierde lid van artikel 2:233 Burgerlijk Wetboek zijn van overeenkomstige toepassing.

8.5	De vennootschap legt de in lid I van dit artikel bedoelde besluiten neer bij het handeisregister van de Kamer van Koophandel en Fabrieken en kondigt de nederlegging aan in een landelijk verspreid dagblad. Het bepaalde in de leden 2- tot en met 6 van artikel 2:209 Burgerlijk Wetboek is van toepassing.

LEVERING VAN AANDELEN EN BEPERKTE RECHTEN OP AANDELEN
Artikel 9
9.1	Voor de levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte waarbij de betrokkenen partij zijn.

9.2	De levering van een aandeel of de levering van een beperkt recht daarop overeenkomstig het bepaalde in het vorige lid, werkt mede van rechtswege tegenover de vennootschap.

Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend op de wijze vermeld in artikel 2:196b lid 2 Burgerlijk Wetboek of de akte aan haar betekend is, dan wel deze heeft erkend door inschnjving in het aandeelhoudersregister.

9.3	Behoudenshet bepaalde in lid 4van dit artikel geschiedt de erkenning in de akte dan wel op grond van overlegging van een notarieel afschrift of uittreksel van de akte, in welk laatste geval door de vennootschap een gedagtekende verklaring op het overgelegde stuk wordt geplaatst.

De betekening geschiedt door middel van een notarieel afschrift of uittreksel van de akte.

9.4	De vennootschap die kennis draagt van een rechtshandeling als bedoeld in lid 2 van dit artikel kan, zolang haar geen erkenning daarvan is verzocht noch betekening van de akte aan haar is geschied, die rechtshandeling eigener beweging erkennen door inschnjving van de verknjger van het aandeel of het beperkte recht in het aandeelhoudersregister.

De vennootschap doet daarvan aanstonds bij aangetekende brief mededelingaan de bij de rechtshandeling betrokken partijen met het verzoek alsnog een afschrift of uittreksel als bedoeld in lid 3 van dit artikel aan baar over te leggen. Na ontvangst daarvan plaatst de vennootschap, ten bewijze van erkenning, een aantekening op het stuk op de wijze als bedoeld in lid 3 van dit artikel voor de erkenning wordt voorgeschreven; als datum van erkenning wordt de dag van - inschrijving vermeld.
BLOKKERINGSREGELING
Artikel 10
10.1	Overdracht van aandelen-geen enkele uitgezonderd - is slechts mogelijk nadat daartoe goedkeuring is verkregen van de algemene vergadering.

10.2	De overdracht moet plaats vinden binnen drie maanden nadat de goedkeunng is verleend dan wel geacht wordt te zijn verleend.

10.3	De goedkeunng wordt geacht te zijn verleend:

a. indien niet binnen een maand op het daartoe strekkend verzoek is be slist; of

b. indien in het besluit waarbij de goedkeuring wordt geweigerd, met de naam/namen van één of meer gegadigde(n) wordt/worden opgegeven,

die bereid is/zijn al de aandelen, waarop het verzoek om goedkeuring betrekking heeft, tegen contante betaling te kopen.
10.4	Indien de verzoeker de in het vorige lid sub b. bedoelde gegadigde(n) aan vaardt en partijen het niet eens kunnen worden over de voor bet aandeel of de aandelen te betalen prijs, wordt de prijs bepaald door één of meer door de aanbieder en de gegadigde(n) in onderling overleg aan te wijzen onafhankehijkedeskundige( n).

Komen partijen binnen twee maanden na het tijdstip genoemd in de vorige zin niet tot overeenstemming omtrent de benoeming van de deskundige(n), dan heeft de meest gerede partij de bevoegdheid de benoeming van drie onafhankelijke deskundigen te verzoeken aan de president van de rechtbank waaronderde vennootschap ressorteert.

10.5	De gegadigden hebben te allen tijde het recht zich terug te trekken mits zulksgeschiedt binnen veertien dagen, nadat hun het resultaat van de prijsvaststelling als bedoeld in het vorige lid is medegedeeld. Indien tengevolge hiervanniet alle aandelen worden gekocht:
a.	omdat alle gegadigden zich hebben teruggetrokken; of

b.	omdat de overige gegadigden zich met binnen zes weken na de hiervoor bedoelde mededeling bereid hebben verklaard de vrijgekomen aandelen over te nemen met inachtneming van de door de algemenevergadering aangegeven maatstaf voor toewijzing, is de verzoeker vrij in de overdracht van alle aandelen waarop het verzoek om goedkeuring betrekking had, mits de levering plaats heeft binnen drie maanden nadat dit is komen vast te staan.
10.6	De verzoeker heeft te allen tijde het recht zich terug te trekken gedurende een maand nadat hem definitief bekend is aan welke gegadigden hij al de aandelen, waarop het verzoek om goedkeuring betrekking had, kan verkopen en tegenwelke prijs.
10.7	De vennootschap kan ingevolge het in dit artikel bepaalde slechts gegadigde zijn met instemming van de verzoeker.
VRUCHTGEBRUIK EN PANDRECHT OP AANDELEN
Artikel 11
11.1	De aandeelhouder heeft het stemrecht op aandelen waarop een vruchtgebruik of pandrecht is gevestigd.
11.2	In afwijking van het voorgaande lid komt het stemrecht toe aan de vruchtgebruiker of de pandhouder indien zulks bij de vestiging van het beperkt recht is bepaald en de vruchtgebruiker of pandhouder een persoon is aan wie de aandelen ingevolge het bepaalde in deze statuten vnjelijk kunnen worden overgedragen.

11.3	Indien de vruchtgebruiker of pandhouder niet zulk een persoon is, komt hem het stemrecht uitsluitend toe, indien zulks bij de vestiging van het beperkt recht is bepaald en deze bepaling is goedgekeurd door de algemene vergadering bij besluit, genomen met algemene stemmen in een vergadering, waarin het gehele geplaatste kapitaal is vertegenwoordigd.

lngeval in bedoelde vergadering het vereiste quorum niet is vertegenwoordigd kan geen tweede vergadering worden gehouden overeenkomstig het bepaalde in lid 3 van artikel 2:230 Burgerlijk Wetboek.

11.4	Indien een ander, die met tevens een persoon is aan wie de aandelen ingevolge deze statuten vrijelijk kunnen worden overgedragen, in de rechten van de stemgerechtigde vruchtgebruiker of pandhouder treedt, komt hem het stemrechtslechts toe, indien de overgang van het stemrecht door de algemene vergadering is goedgekeurd met quorum en meerderheid als in lid 3 bedoeld. Het bepaalde in de laatste volzin van lid 3 is alsdan van overeenkomstige toepassing.

11.5	De goedkeuring als hiervoor in de leden 3 en 4 bedoeld wordt verzocht bij aangetekende bneven gericht aan de directie.

Binnen veertien dagen na ontvangst van het verzoek om goedkeuring wordtdoor de directie een binnen dertig dagen na die ontvangst te houden algemene vergadering bijeengeroepen, waaraan het verzoek om goedkeunng wordt voorgelegd. Indien de directie in gebreke blijft bedoelde algemene vergadering aldus bijeen te roepen, is de verzoeker zelf tot bijeenroeping bevoegd met inachtneming van het daaromtrent in deze statuten bepaalde.

11.6	De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker en pandhouder die stemrecht hebben bebben certificaatrechten.
DIRECTIE
Artikel 12
12.1	De vennootschap heeft een directie bestaande uit één of meer personen

Zowel een natuurlijke persoon als een rechtspersoon kan directeur zijn.

12.2	De algernene vergadering stelt het aantal directeuren vast.

12.3	De algemene vergadering benoemt de directeuren en is te aleen tijde bevoegd iedere directeur te schorsen of te ontslaan.

12.4	Indien ingeval van schorsing van een directeur, de algemene vergadering met binnen drie maanden tot zijn ontslag heeft besloten eindigt de schorsing.

12.5	Een directeur wordt in de algemene vergadering waarin zijn schorsing of ontslag aan de orde komt in de gelegenheid gesteld zich te verantwoorden en zich daarbij door een raadsman te doen bijstaan.

12.6	De algemene vergadernng stelt de bezoldiging en de verdere arberdsvoorwaarden van ieder van de directeuren vast.

12.7	De directie is bevoegd één of meer van de werknemers van de vennootschap aan te stellen als procuratiehouder, desgewenst met de titel van onderdirecteur of adjunct-directeur of zodanige andere titulatuur als zij gewenst zal achten.
TAAK EN BEVOEGDHEDEN
Artikel 13
13.1	Behoudens de beperkingen volgens deze statuten is de directie belast met het besturen van de vennootschap.

13.2	In een directievergadering is elke directeur gerechtigd één stem uit te brengen. Een directeur kan in een directievergadering uitsluitend door een mededirecteur worden vertegenwoordigd.

13.3	Indien er meer dan één directeur is besluiten zij met volstrekte meerderheid.

13.4	Een gelijktijdige telefonische- of beeldverbinding met geluid tot stand gebracht tussen alle directeuren, waar ter wereld zij ook zijn, wordt geacht gedurendehet bestaan van deze verbinding een directievergadering te vormen tenzij eendirecteur zich daartegen verzet.

De door de voorzitter van de directie of, indien de directie geen voorzitter heeft aangewezen, de door een directeur gewaarmerkte notulen van het verhandelde vormen voldoende bewijs van het verhandelde en van het inachtnemen van allenoodzakelijke formaliteiten.

13.5	Besluiten van de directie kunnen in plaats van in een vergadering ook schrifte lijk - waaronder begrepen ieder elektronisch bericht, aismede via ieder andergangbaar communicatiekanaal overgebracht en op schrift ontvangen of voorschriftelijke weergave vatbaar bericht - worden genomen, mits, alle leden vande directie in het te nemen besluit gekend zijn en geen van hen zich tegen deze wijze van besluiten verzet.

13.6	De directie kan een reglement opstellen waarin aangelegenheden haar intern betreffende worden geregeld.

Een dergelijk reglement mag niet in strijd zijn met het bepaalde in deze statuten.

Voorts kunnen de directeuren al dan niet biU reglement hun werkzaamheden onderling verdelen.

13.7	Indien de directie uit haar midden een voorzitter heeft aangewezen is het door de voorzitter van de directie uitgesproken oordeel omtrent de uitslag van een stemming alsmede voor zover gestemd werd over een niet schriflelijk vastgelegd voorstel, het oordeel over de inhoud van een genomen besluit, beslissend Wordt echter onmiddellijk na het uitspreken van het in de voorgaande zin bedoelde oordeel de juistheid daarvan betwist, dan vindt een meuwe stemmingplaats, wanneer dit bij meerderheid van stemmen wordt verlangd, of, indien de oorspronkelijke stemming met hoofdelijk of schriftelijk geschiedde, één stemgerechtigde aanwezige dit verlangt.

Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.

13.8	Bij staking van stemmen in de directievergadering beslist de algemene vergadering.

13.9	De directie behoeft de goedkeuring van de algemene vergadering voor beslurten omtrent:
a.	het huren, verhuren, verwerven, vervreemden of bezwaren van registergoederen;

b.	het bezwaren van roerende zaken;

c.	het vervreemden of bezwaren van vorderingen;

d.	het verbinden van de vennootschap of haar bezittingen voor schuldenvan derden door borgtocht of anderszins;

e.	het vestigen van filialen en/of bijkantoren, het uitbreiden van de zaken met een meuwe tak van bedrijf en het sluiten, anders dan tijdelijk, ofoverdragen (in genot) van het bedrijf van de vennootschap of een deel daarvan;

f.	het deelnemen in of het aanvaarden of afstand doen van het beheer over andere ondernemingen, het overdragen of liquideren van bedoelde deelnemingen, het uitbreiden van de zaken van die ondernemningen met een nieuwe tak van bedrijf en het sluiten, anders dan tijdelijk, of overdragen (in genot) van het bedrijf van die ondernemingen of een deeldaarvan;

g.	het uitoefenen van stemrecht op aan de vennootschap toebehorende, niet ter beurze genoteerde, aandelen in andere vennootschappen;

h.	het aangaan, beëindigen en wijzigen van samenwerkings- en poolovereenkomsten;

i.	het verkrijgen, bezwaren en vervreemden van rechten van industriëlen intellectuele eigendom, waaronder begrepen het verlenen en ver krijgen van licenties en sublicenties;

j.	het ter leen verstrekken en het ter leen opnemen van gelden met uit zondering van het opnemen van gelden in rekening-courant bij de door de algemene vergadering aangewezen bankier(s) van de vennootschap, mits de vennootschap bij enige betrokken bankier met debet komt testaan voor een hoger bedrag dan door de algemene vergadering is vastgesteld en aan de directie is medegedeeld; de algemene vergade ring is steeds bevoegd dat bedrag te wijzigen;

k.	het verlenen en wijzigen van procuratie en het toekennen van een titel aan een procuratiebouder;

l.	het toekennen aan een lid van het personeel van een vast jaarsalaris,hoger dan door de algemene vergadering is vastgesteld en aan de directie is medegedeeld;

de algemene vergadering is steeds bevoegd dat bedrag te wijzigen;

m.	het toekennen van pensioenrechten anders dan ingevolge een collectieue arbeidsovereenkomst of ter voldoening aan een wettehijke verplichting;

n.	het voeren van gedingen, zo eisend als verwerend -daaronder echter niet begrepen het innen van vorderingen, het nemen van conservatoire en andere rechtsmaatregelen, welke geen uitstel gedogen en vertegenwoordiging van de vennootschap in kort geding — , het berusten in tegen de vennootschap aanhangig gemaakte rechtsgedingen, het opdragen van bestaande geschillen aan de beslissing van scheidslieden of bindende adviseurs;

o.	het verwerven van vaste bedrijfsactiva voor een bedrag, dat per transactie hoger is dan het bedrag dat is vastgesteld door de algemene vergadering en aan de directie is medegedeeld;

de algemene vergadering is steeds bevoegd dat bedrag te wijzigen,

p.	het sluiten - overdragen in eigendom of in genot daaronder begrepen van het bedrijf der vennootschap of van een belangrijke deelnerning der vennootschap;

q.	het aangaan van alle rechtshandelingen, andere dan hiervoor genoenmd, waarvan het belang of de waarde een door de algemene vergadering vast te stellen en aan de directie mede te delen bedrag, te boven gaat of waardoor de vennootschap voor langer dan één jaar wordt verbondenwaarbij met elkaar samenhangende handelingen als één handeling worden beschouwd; de algemene vergadering is steeds bevoegd datbedrag te wijzigen.
13.10	De directie behoeft voorts de goedkeuring van de algemene vergadering voorzodanige bestuursbesluiten als de algemene vergadering bij haar specifiek omschreven besluit zal hebben vastgesteld en aan de directie heeft medegedeeld.

13.11	Het ontbreken van de ingevolge de leden 9 en 10 van dit artikel vereiste goedkeuring tast de vertegenwoordigingsbevoegdheid van de directie of de directeuren niet aan.

13.12	De directie is verplicht de aanwijzingen van de algemene vergadering op tevolgen omntrent de algemene lijnen van het te volgen financiële, sociale en economische beleid en van het personeelsbeleid in de vennootschap en de afhan kelijke maatschappijen.

13.13	Ingeval van ontstentenis of belet van één of meer directeuren is (zijn) de overblijvende directeur(en) met het gehele bestuur belast. Ingeval van ontstentenis of belet van alle directeuren of van de enige directeur berust het bestuur tijdelijk bij een persoon die daartoe door de algemene vergadering steeds moet zijn aangewezen.

13.14	De leden van de directie zijn, tenzij de algemene vergadering anders beslist,verplicht de algemene vergadering bij te wonen. Zij hebben in de algemene vergadering een adviserende stem.
VERTEGENWOORDIGING
Artikel 14
14.1	De directie alsmede iedere directeur vertegenwoordigt de vennootschap.

14.2	In alle gevallen waarin de vennootschap een tegenstnjdig belang heeft met één of meer directeuren, wordt de vennootschap vertegenwoordigd door één of meer personen door de algemene vergadering daartoe aan te wijzen. De aanwijzing kan tevens betreffen de directeur/directeuren ten aanzien van wie hettegenstrijdig belang bestaat.

14.3	Recbtshandelingen van de vennootschap jegens de houder van alle aandelen in het kapitaal van de vennootschap of jegens een deelgenoot in een wettelijke goederengemeenschap krachtens huwelijk of geregistreerd partnerschap waartoe alle aandelen in het kapitaal van de vennootschap behoren, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder of door een van de deelgenoten, worden schriftelijk vastgelegd. Voor de toepassing van de vorige zin worden aandelen gehouden door de vennootschap of haar dochtermaatschappijen niet meegeteld. Indien de eerste zin niet in acht is genomen, kan de rechtshandeling ten behoeve van de vennootschap worden vernietigd.

14.4	Het voorgaande lid is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren.
ALGEMENE VERGADERINGEN
Artikel 15
15.1	Jaarlijks wordt ten minste één algemene vergadering gehouden en wel binnen zes maanden na afloop van het boekjaar welke onder meer bestemd is tot:
a.	behoudens ingeval uitstel voor het opmaken van de jaarrekening is verleend, de behandeling van de jaarrekening en, voor zover door de wet voorgeschreven, van het jaarverslag en de overige gegevens als bedoeld in artikel 2:392 Burgerlijk Wetboek;

b.	behandeling van het al dan niet vaststellen van de jaarrekening, behoudens ingeval uitstel voor het opmaken van de jaarrekening is verleend;

c.	het vaststellen van de winstbestemming;

d.	besluitvorming omtrent het al dan niet verlenen van kwijting aan de directie;

e.	het verrichten van al hetgeen de wet overigens voorschrijft.
15.2	Voorts worden algemene vergaderingen gehouden zo dikwijls een directeur dit nodig acht, onverminderd het bepaalde in het volgende lid.

15.3	De directie is verplicht een algemene vergadering bijeen te roepen, indien één directeur of één of meer vergadergerechtigden die gezamenlijk ten minste tien procent (10%) van het geplaatste kapitaal vertegenwoordigen haar dit schriftelijk onder nauwkeurige opgave van de te behandelen onderwerpen verzoeken.Indien alsdan de directie in gebreke blijft een vergadering bijeen te roepen, zodanig dat deze binnen vier weken na ontvangst van bedoeld verzoek wordt gehouden, is ieder van de verzoekers zelf tot de bijeenroeping bevoegd met inachtneming van het daaromtrent in deze statuten bepaalde.

15.4	Algemene vergadenrigen worden gehouden in de statutaire plaats van vestiging van de vennootschap.

In een algemene vergadering, gehouden in een andere plaats kunnen geldigebesluiten eveneens worden genomen indien het gehele geplaatste kapitaal vertegenwoordigd is.

15.5	De bijeenroeping van vergadergerechtigden geschiedt, onverminderd het in lid 3 van dit artikel bepaalde, door of namens de directie door middel van brieven,

te verzenden op een termijn van ten minste veertien dagen, de dag van de oproeping en die van de vergadering met meegerekend.

15.6	De oproeping houdt de agenda van de vergadering in.

15.7	Een onderwerp, waarvan de behandeling schriftelijk is verzocht door een of meer houders van aandelen die alleen of gezamenlijk ten minste één honderdste gedeelte van het geplaatste kapitaal vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de vennootschap het verzoek niet later dan op de dertigste dag voor die van de vergadering heeft ontvangen en mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.

Voor toepassing van dit lid worden certificaathouders met houders van aandelen gelijkgesteld.

15.8	Indien een voorstel tot statutenwijziging aan de orde zal komen wordt een afschrift van dat voorstel, waarin de voorgedragen wijzigingen woordelijk zijn opgenomen, van de dag van de oproeping tot na afloop van de vergadering ten kantore van de vennootschap voor de vergadergerechtigden ter inzage gelegden kan ieder van hen daarvan op zijn verzoek kosteloos afschrift verkrijgen, tenzij zodanig afschrift bij de oproeping wordt gevoegd.

15.9	Indien de door de wet of de statuten gegeven voorschriften voor het oproepen en agenderen van vergaderingen en het ter inzage leggen van te behandelen onderwerpen niet in acht zijn genomen, kunnen desondanks rechtsgeldige besluiten worden genomen mits in de betreffende vergadering het gehele geplaatste kapitaal vertegenwoordigd is en mits met algemene stemmen.
Artikel 16
16.1	De algemene vergadering wordt geleid door de voorzitter van de directie en, indien de directie geen voorzitter heeft aangewezen, door de oudste in functieter vergadering aanwezige directeur.

Is geen van de directeuren ter vergadering aanwezig dan voorziet de vergade ring zelf in haar leiding.

16.2	De voorzitter wijst één van de aanwezigen aan voor het houden van de notulen en stelt met deze secretaris de notulen vast, ten blijke waarvan hij deze met de secretaris tekent. De notulen dienen in een notulenregister te worden opgenomen. Indien van het verhandelde ter vergadering een notarieel proces-verbaal wordt opgemaakt, behoeven notulen niet te worden gehouden en is ondertekening van het proces-verbaal door de notaris voldoende.

16.3	Iedere directeur, één of meer vergadergerechtigden die gezamenlijk ten minste tien procent (10%) van het geplaatste kapitaal vertegenwoordigen en de voorzitter van de vergadering zijn te allen tijde bevoegd opdracht te geven om op kosten van de vennootschap een notarieel proces-verbaal van bet ter vergadering verhandelde te doen opmaken.

16.4	Iedere vergadergerechtigde kan zich ter algemene vergadering door een derde doen vertegenwoordigen middels één - zulks ter beoordeling van uitsluitend de voorzitter van de vergadering - toereikende schriftelijke volmacht.

16.5	De voorzitter van de vergadering beslist of andere personen dan vergadergerechtigden toegelaten worden tot de algemnene vergadering.
Artikel 17
17.1	In de algemene vergadering geeft ieder aandeel recht op het uitbrengen van één stem.

17.2	Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij kan in de algemene vergadering geen stem worden uitgebracht; zulks kan evenmin voor een aandeel waarvan de vennootschap of een dochtermaatschappij certificaten houdt. Vruchtgebruikers en pandhouders van aandelen die aan de vennootschap en haar dochtermaatschappijen toebehoren zijn evenwel niet van bun stemrecht uitgesloten indien het vruchtgebruik of pandrecht is gevestigd, voordat het aandeel aan de vennootschap of een dochtermaatschappijtoebehoorde. De vennootschap of een dochtermaatschappij daarvan kan geen stem uitbrengen voor aandelen waarop zij een recht van vruchtgebruik of een pandrecht heeft.

17.3	Bij de vaststelling of een bepaald gedeelte van het kapitaal vertegenwoordigd is dan wel of een meerderheid een bepaald gedeelte van het kapitaal vertegen woordigt wordt geen rekening gehouden met aandelen waarop geen stem kan worden uitgebracht.

17.4	Stemmingen over zaken geschieden mondeling, die over personen bij ongetekende gesloten briefjes, een en ander tenzij de voorzitter van de vergaderng zonder tegenspraak van één van de stemgerechtigde aanwezigen een andere wijze van stemmen vaststelt of toelaat.

17.5	Voorzover in deze statuten geen grotere meerderheid is voorgeschreven worden alle besluiten genomen met volstrekte meerderheid.

17.6	Blanco stemmen worden niet als uitgebrachte stemmen geteld.

17.7	Staken de stemmen omtrent een voorstel over zaken, dan komt geen besluit tot stand.

Eén of meer aandeelhouders of andere stemgerechtigden vertegenwoordigende ten minste vijftig procent (50%) van bet geplaatste kapitaal hebben het recht om binnen tien dagen na de dag van de vergadering, waarin de stemmen hebben gestaakt, aan bet Nederlands Arbitrage Instituut te verzoeken een adviseur te benoemen, teneinde een beslissing over het betreffende voorstel te nemen. De beslissing van de adviseur geldt alsdan als een besluit van de algemene vergadering.

17.8	Verkrijgt bij verkiezing van personen niemand bij de eerste stemming de volstrekte meerderheid, dan wordt een tweede vrije stemming gehouden; verkrijgt ook dan niemand de volstrekte meerderheid, dan vinden één of meer herstemmingen plaats, totdat hetzij één persoon de volstrekte meerderheid heeft verkregen, hetzij tussen twee personen is gestemd en de stemimen staken. Bij gemelde herstemmingen — waaronder niet is begrepen de tweede vrije stem ming - wordt telkens gestemd tussen de personen op wie bij de voorafgaande stemming is gestemd, evenwel uitgezonderd de persoon op wie bij de voorgaande stemming het geringste aantal stemmen is uitgebracht.

Is bij de voorafgaande stemming het geringste aantal stemmen op meer dan één persoon uitgebracht, dan wordt door loting uitgemaakt op wie van die personen bij de nieuwe stemming geen stemmen meer kunnen worden uitgebracht.

Ingeval bij een stemming tussen twee personen de stemmen staken beslist het lot wie van hen beiden is verkozen.

17.9	Het ter vergadering uitgesproken oordeel van de voorzitter omtrent de uitslagvan een stemming is beslissend.

Hetzelfde geldt voor de inhoud van een genomen besluit, voor zover gestemdwerd over een niet schriftelijk vastgelegd voorstel.

17.10	Wordt echter onmiddellijk na het uitspreken van het in het voorgaande lid bedoelde oordeel de juistheid daarvan betwist, dan vindt een nieuwe stemmingplaats, wanneer de meerderheid van de algemene vergadering of, indien de oorspronkelijke stemming niet hoofdelijk of schriftelijk geschiedde, één stemgerechtigde dit verlangt.

Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelifke stemming.

17.11	De directie houdt van de genomen besluiten aantekening. De aantekeningenliggen ten kantore van de vennootschap ter inzage van de vergadergerechtigden.

Aan ieder van dezen wordt desgevraagd afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.
Artikel 18
18.1	Besluiten tot:
a.	wijziging van de statuten; en

b.	ontbinding van de vennootschap,

kunnen, indien het voorstel daartoe door de directie is gedaan, worden genomen met volstrekte meerderheid van de uitgebrachte stemmen. Is het voorsteldaartoe niet door de directie gedaan dan kunnen deze besluiten slechts worden genomen met een meerderheid van ten minste twee derden van de geldige stemmen, uitgebracht in een algemene vergadering, in welke ten minste drievierden van bet geplaatste kapitaal is vertegenwoordigd.
18.2	Besluiten tot fusie of splitsing als bedoeld in titel 7 Boek 2 Burgerlijk Wetboek, kunnen, indien het voorstel daartoe door de directie is gedaan, wordengenomen met volstrekte meerderheid van de uitgebrachte stemmen, met dienverstande dat een dergelijk besluit slechts kan worden genomen met twee derden meerderheid, indien minder dan de helft van het geplaatste kapitaal tervergadering vertegenwoordigd is. Is het voorstel daartoe niet door de directie gedaan dan kunnen deze besluiten slechts worden genomen met een meerderheid van ten minste twee derden van de geldige stemmen, uitgebracht in een algemene vergadering, in welke ten minste drie vierden van het geplaatste kapitaal is vertegenwoordigd.

18.3	Indien in een vergadering, in welke krachtens de voorgaande leden de aanwezigheid van een quorum vereist is, dit quorum niet vertegenwoordigd is, wordt een tweede vergadering bijeen geroepen, te houden niet eerder dan drie en niet later dan zes weken na de eerste; deze tweede vergadering is bevoegd het besluit te nemen met een meerderheid van ten minste twee derden van de uitgebrachte geldige stemmen, ongeacht het ter vergadering vertegenwoordigdekapitaal.

18.4	Besluiten tot ontslag van een directeur kunnen slechts worden genomen meteen meerderheid van ten minste twee derden van de geldige stemmen, mits deze meer dan de helft van het geplaatste kapitaal vertegenwoordigt.
Artikel 19
19.1	Tenzij de vennootschap certificaathouders en/of vruchtgebruikers en pandhouders met stemrecht kent, kunnen besluiten van aandeelhouders in plaats van in een vergadering ook schriftelijk — waaronder begrepen telefaxbericht, alsmede via ieder ander gangbaar communicatiekanaal overgebracht en op schrift ontvangen of voor schriftelijke weergave vatbaar bericht — worden genomen, mits met algemene stemmen van alle tot stemmen bevoegde aandeelhouders.

19.2	De directie neemt de besluiten die op de in het voorgaande lid van dit artikelomschreven wijze zijn tot stand gekomen in het notulenregister van de algemene vergaderingen op en doet daarvan in de eerstvolgende algemene vergadering mededeling.
ACCOUNTANTSONDERZOEK
Artikel 20
20.1	De algemene vergadering is bevoegd - en indien zulks wettelijk is voorgeschreven verplicht — een accountant als bedoeld in artikel 2:393 Burgerlijk Wetboek opdracht te verlenen teneinde de door de directie opgemaakte jaarrekening te onderzoeken, daarover verslag uit te brengen aan de directie en een verklaring af te leggen.
20.2	Indien de algemene vergadering nalatig is met het verlenen van een opdracht aan een accountant als bedoeld in lid 1 van dit artikel, geschiedt het verlenen van deze opdracht door de directie.
20.3	De opdracht kan te allen tijde worden ingetrokken door de algemene vergadering en het orgaan dat de opdracht heeft verleend.
BOEKJAAR, JAARREKENING EN WINSTVERDELING
Artikel 21
21.1	Het boekjaar van de vennootschap is gelijk aan het kalenderjaar.
21.2	De directie sluit per de laatste dag van elk boekjaar de boeken van de vennootschap af en maakt daaruit binnen vijf maanden - behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden - een jaarrekening op en legt binnen de-

ze termijn deze stuk ken voor aandeelhouders ter inzage ten kantore der vennootschap. Binnen deze termijn legt de directie ook haar jaarverslag over. De jaarrekening wordt ondertekend door alle directeuren; indien ondertekening van één of meer hunner ontbreekt, dan wordt daarvan, onder opgave van de reden, melding gemaakt op de jaarrekening.

21.3	De vennootschap zorgt er voor dat de opgemaakte jaarrekening, het jaarverslag en de krachtens lid 1 van artikel 2:392 Burgerlijk Wetboek toe te voegen gegevens vanaf de oproep tot de algemene vergadering, bestemd tot hun behandeling, te haren kantore aanwezig zijn.

De vergadergerechtigden kunnen deze stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.

21.4	Indien artikel 2:403 Burgerlijk Wetboek voor de vennootschap geldt blijft het bepaalde in de artikelen 2:391 tot en met 2:394 Burgerlijk Wetboek buiten toepassing.

21.5	De algemene vergadering stelt de jaarrekening vast.

21.6	De vennootschap gaat over tot openbaarmaking van de in dit artikel bedoeldestukken en gegevens, indien en voor zover en op de wijze zoals de artikelen 2:394 en volgende van het Burgerlijk Wetboek dit voorschrijven.
Artikel 22
22.1	De uitkeerbare winst staat ter vrije beschikking van de algemene vergaderingvoor uitkering van dividend, reservering of zodanige andere doeleinden binnen het doel van de vennootschap als die vergadering zal besluiten.
Bij de berekening van het winstbedrag dat op ieder aandeel zal worden ult gekeerd komt slechts bet bedrag van de verplichite stortingen op bet nominalebedrag van de aandelen in aanmerking.

22.2	De vennootschap kan aan aandeelhouders en andere gerechtigden tot de voor uitkenng vatbare winst slechts uitkeringen doen voor zover het eigen vermogen groter is dan het gestorte en opgevraagde deel van bet kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.
Bij de berekening van de winstverdeling tellen de aandelen die de vennootschap in haar kapitaal houdt met mede.

22.3	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

22.4	De algemene vergadering is, met inachtneming van het bepaalde in het tweede lid, bevoegd tot uitkering van één of meer interim-dividenden en/of andere interim uitkeringen te besluiten.

22.5	Tenzij de algemene vergadering een ander tijdstip vaststelt zijn dividenden onmiddellijk betaalbaar na vaststelling.

22.6	De vordering tot uitbetaling van dividend verjaart door verloop van vijf jaren.
ONTBINDING EN VEREFFENING
Artikel 23
23.1	Ingeval van ontbinding van de vennootschap geschiedt de vereffening door de directie tenzij de algemene vergadering anders beslist.

23.2	De algemene vergadering stet de beloning van de vereffenaren en van degenen die met bet toezicht op de vereffening zijn belast vast.

23.3	Gedurende de vereffening blijven deze statuten voor zoveel mogelijk van kracht.

23.4	Van hetgeen na voldoening van alle schulden van de vennootschap van haar vermogen overblijft wordt allereerst op de aandelen terugbetaald hetgeen daarop gestort is. Hetgeen daarna van het vermogen overblijft wordt uitgekeerd aan de aandeelhouders in verhouding tot bet gezamenlijk bedrag van bun aandelen. Op aandelen die de vennootschap zelf houdt kan geen liquidatie-uitkering aan de vennootschap zelf plaatshebben.

23.5	Na afloop van de vereffening blijven de boeken en bescheiden van de ontbonden vennootschap gedurende de door de wet voorgeschreven termijn berusten onder degene die daartoe door de algemene vergadering bij het besluit tot ontbinding is aangewezen. Indien een aanwijzing als voormeld door de algemene vergadering met is geschied, geschiedt deze door de vereffenaren.
SLOTVERKLARING
De comparante, handelend als gemeld, verklaarde tenslotte:
a.	in het kapitaal van de vennootschap wordt deelgenomen door de oprichtster voor éénhonderd dertigduizend (130.000) gewone aandelen;

derhalve bedraagt het totale geplaatste kapitaal éénhonderd dertig miljoen euro (EUR 130.000.000,--);

b.	de oprichtster heeft zich jegens de vennootschap omtrent de storting op de bij de oprichting bij baar geplaatste aandelen tot bet navolgende verbonden, waarbij de oprichtster thans de vennootschap verbindt:
1.	de oprichtster zal bij de oprichting de aandelen volledig bij de oprichting volstorten. Deze storting zal voor of onverwijid na de oprichting geschieden door inbreng in de vennootschap van alle aandelen in het kapitaal van Stratos Finance (Ireland) Limited, een vennootschap naar het recht van Ierland, statutair gevestigd te Dublin, Ierland, en feitelijk gevestigd te Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ierland. Van de inbreng zal de oprichtster een beschrijving opstellen, welke beschrijving zal vermelden de aan de inbreng toegekende waarde en de daarbij toegepaste waarderingsmethoden, welke methoden zullen voldoen aan normen die in het maatschappelijk verkeer als aanvaardbaar worden beschouwd. De beschrijving zal betrekking hebben op de toestand van de inbreng op een datum welke niet mneer dan vijf maanden v66r de datum van de oprichting van de vennootschap ligt. De inbreng zal vanaf de datum van inbreng voor rekening en risico van de vennootschap zijn;

2.	indien de nominale waarde van de geplaatste aandelen de waarde van de inbreng overtreft, zal het tekort bij de oprichting door de oprichtster in geld moeten worden bijgestort (betaling in vreemde valuta is toegestaan)

Indien de waarde van de inbreng de nominale waarde van de bij de oprichting geplaatste aandelen overtreft, zal het verschil in de boeken der vennootschap als agio worden geboekt;

3.	over de beschrijving van de inbreng moet een accountant, welke op grond van artikel 2:204a van het Burgerlijk Wetboek bevoegd is, een verklaring afleggen, inhoudende dat de waarde van de inbreng, bij toepassing van in het maatscbappelijk verkeer als aanvaardbaar beschouwde waarderingsmethoden, tenminste beloopt bet bedrag van de stortingsplicht in geld uitgedrukt waaraan met de inbreng moet worden voldaan;
c.	voor de eerste maal wordt tot directeur van de vennootschap benoemd TMF Management B.V., een besloten vennootschap met beperkte aansprakelijkheid, statutair gevestigd te Amsterdam (adres: 1076 AZ Amsterdam, Locatellikade I, handelsregister nummer: 33203015);

d.	de verklaring van geen bezwaar als bedoeld in artikel 2:179 Burgerlijk Wetboek is verleend blijkens een aan deze akte gehechte ministeriële verkiaring, de dato zevenentwintig januari tweeduizend zes; door het Ministerie van Justitie is aan de vennootschap het nummer B.V. 1358476 toegekend;

e.	de beschrijving als hiervoor onder b sub I bedoeld, is door de oprichtster conform de wet opgesteld en ondertekend en heeft met door tijdsbeloop haar geldigheid verloren. Het is de oprichtster niet bekend dat de waarde van de inbreng na de datum van de beschrijving aanzienlijk is gedaald;

f.	de met de oprichtster overeengekomen inbreng zal onverwijld na de oprichting plaatsvinden;

g.	voorzover noodzakelijk aanvaardt de vennootschap de betalingen in overeenstemming met artikel 2:203a Burgerlijk Wetboek;

h.	de volgens de wet vereiste verklaringen zijn aan deze akte gehecht.

De comparante is gemachtigd bij een onderhandse akte van volmacht welke onmiddellijk na het passeren aan deze akte zal worden gehecht.
De comparante is mij, notaris, bekend.
Deze akte is verleden te Rotterdam op de dag aan het begin van deze akte vermeld.
Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparante is medegedeeld en door mij, notaris, is toegelicht, heeft zij verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparante en mij, notaris, ondertekend, om zeventien uur en tien minuten (17.10 uur).

C.L. Moyano-Cohen
A.B.C. Oskam, ply. notaris
UITGEGEVEN VOOR AFSCHRIFT door mij
mr. Miriam Mr Jung Fuhres-van Ee, kandidaat-notaris,
als waarnemer van mr. Maria Francisca Elisabeth de
Waard-Preller, notaris te Rotterdam, op heden negen
februari tweeduizend zes.
  /s/ [ILLEGIBLE]

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Incorporation Stratos Investments B.V.
NOTE: THIS IS A TRANSLATION INTO ENGLISH OF THE ARTICLES OF ASSOCIATION (STATUTEN) OF A DUTCH PRIVATE COMPANY WITH LIMITED LIABILITY (BESLOTEN VENNVOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID). IN THE EVENT OF A CONFLICT BETWEEN THE ENGLISH AND DUTCH TEXTS, THE DUTCH TEXT SHALL PREVAIL.
On this day, the eighth day of February two thousand and six, appeared before me, Adriana Berdina Cornelia Oskam , junior civil law notary, hereinafter referred to as. “civil law notary”, as deputy of Maria Francisca Elisabeth de Waard-Preller, civil law notary at Rotterdam:
Cynthia Lorena Moyano-Cohen, employed at the offices of me, civil law notary, located at Weena 750, 3014 DA Rotterdam, born at Buenos Aires, Argentina on the thirtieth day of April nineteenhundred and seventy-five, acting for the purposes of this deed as the holder of a written power of attorney from Stratos Wireless Inc., a company under the law of Canada, having its corporate seat at Mount Pearl, Newfoundland, Canada (address: 34 Glencoe Drive, Mount Pearl, Newfoundland, Canada, trade register number 370670-2).
The person appearing, acting as aforesaid, declared that she was hereby incorporating a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to be governed by the following
ARTICLES OF ASSOCIATION (STATUTEN)
DEFINITIONS
Article 1
The following terms and expressions in the articles of association of this Company shall have the following meanings:
a.	General Meeting: the body formed by shareholders with voting rights and any other persons with voting rights, or a meeting of persons with meeting rights;

b.	Receipt Holders: holders of depositary receipts for shares, issued with the Company’s co-operation;

c.	Depositary Receipt Rights: the rights conferred by law on receipt holders;

d.	Management Board: the management board of the Company;

e.	Subsidiary: a legal entity in whose general meeting the Company or one or more of its Subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than half of the voting rights, and any other legal entities and companies which are designated as subsidiaries by law;

f.	Group Company: a legal entity or partnership with which the Company forms an economic and organisational unit;

g.	Annual Accounts: the balance sheet, the profit and loss account and the notes

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thereto;

h.	Company: the legal entity to which these articles of association relate;

i.	Persons with Meeting Rights: shareholders, receipt holders, as well as holders of a right of usufruct (vruchtgebrunk) and pledgees with depositary receipt rights;

j.	Absolute Majority: more than fifty per cent (50%) of the valid votes cast.
NAME AND SEAT
Article 2
2.1	The name of the Company is Stratos Investments B.V.

2.2	It has its corporate seat at The Hague.
OBJECTS
Article 3
The objects of the Company are:
a.	to participate in, to finance or to have any other interest in, or to conduct the management of, other companies or enterprises;

b.	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of group companies;

c.	to do anything which is, in the widest sense of the word, connected with or may be conducive to the attainment of these objects.
CAPITAL AND SHARES
Article 4
The authorised share capital of the Company is five hundred million euros (EUR 500,000,000), divided into five hundred thousand (500,000) ordinary shares, each having a nominal value of one thousand euros (EUR 1,000).
REGISTER OF SHAREHOLDERS
Article 5
5.1	The shares shall be registered shares and they shall be numbered consecutively, starting from 1.

No share certificates shall be issued.

5.2	The Management Board shall keep a register at the Company’s offices setting out the names and addresses of all shareholders, the dates on which the shares were acquired, the number of shares, the dates of acknowledgement or service and the amount paid up in respect of each share. The register shall also set out the names and addresses of those persons who have a right of usufruct or pledge in respect of shares, the date on which they acquired such right, the date of acknowledgement or service, and to what, if any, Depositary Receipt Rights they are entitled.

Any release from liability for payments not yet made shall also be recorded in the register.

Every shareholder, receipt holder, holder of a right of usufruct and pledgee must inform the Management Board in writing of his address and any change

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thereto; this address shall apply vis-à-vis the Company until the person involved has notified the Management Board by registered letter of a replacement address.

Any consequences of a failure to notify his address or any changes thereto shall be borne by the person involved.

All notifications, writs and notices may be validly sent to or served upon shareholders, Receipt Holders, holders of a right of usufruct and pledgees at the addresses set out in the register.

Every registration and entry in the register shall be signed by or on behalf of a managing director.

5.3	The register referred to in the preceding paragraph shall be available at the Company’s offices for inspection by shareholders, holders of a right of usufruct with Depositary Receipt Rights and pledgees with Depositary Receipt Rights. The details in the register in respect of shares which have not been fully paid up shall be available for public inspection.

Every shareholder, holder of a right of usufruct and pledgee may, upon request at any time — provided that it concerns his share or his right, as the case may be — obtain, at no cost, non-negotiable extracts from the register signed by a managing director and stating, as at the date on which the extract is issued, the numbers of the shares registered in his name or charged with a right of pledge or usufruct in his favour.

Where a share is subject to a right of usufruct or pledge, the extract shall state the name of the person entitled to the voting rights and Depositary Receipt Rights in respect of that share.

5.4	Where a share, a depositary receipt for a share, issued with the Company’s cooperation, or a right of usufiruct or pledge in respect of a share is part of a community of property governed by Part 7 of Book 3 Civil Code, the jointly entitled persons, who must also be recorded in the register, may only be represented vis-à-vis the Company by one person appointed for that purpose by them in writing.

The personal details of the person appointed shall be entered in the register, and all notifications and notices convening meetings may be sent to the jointly entitled persons at the address of the person appointed as stated in the register.
ISSUE AND PRE-EMPTION RIGHTS
Article 6
6.1	The issue of new shares shall take place pursuant to a resolution of, and subject to the conditions determined by, the General Meeting. The General Meeting may transfer its powers in this connection to another body, and it may revoke such transfer.
6.2	In the event of an issue of new shares, each shareholder shall have a pre-emption right in proportion to the aggregate nominal amount of his shares. There shall be no pre-emption rights in respect of shares which are issued to

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employees of the Company or of a Group Company.

6.3	Pre-emption rights may at any time be limited or excluded in relation to a particular issue, by a resolution passed by the body entitled to decide on the issue.

6.4	Within fourteen days of a resolution for that purpose, the Company shall announce the issue with pre-emption rights and the period in which such rights can be exercised by sending a written notice to all shareholders at the addresses stated in the shareholders’ register.

The pre-emption rights may be exercised for a period of not less than four weeks after the date on which the notice was sent.

6.5	The provisions of the preceding paragraphs of this article shall also apply where rights are granted to subscribe for shares.

Shareholders shall not, however, have pre-emption rights in respect of shares being issued to a person exercising an existing right to subscribe for shares.

6.6	The issue of a share shall require a deed to that effect executed before a civil law notary in the Netherlands and to which the persons involved shall be parties.

6.7	At the time a share is subscribed for, the nominal amount thereof must be paid up. A stipulation may be made to the effect that a part, not exceeding three quarters of the nominal amount, need not be paid up until the Company has made a call to require payment.

6.8	Neither the Company nor any of its subsidiaries may provide security, guarantee the price, provide any other guarantee, or assume liability, jointly and severally or otherwise, with or for others, with a view to the subscription or acquisition by others of shares in the Company or depositary receipts therefor.

The Company may provide loans with a view to the subscription for or acquisition of shares in its capital, or of depositary receipts therefor, only to the extent of such part of the Company’s shareholders’ equity as exceeds the sum of the paid and called-up part of the share capital and the reserves which must be maintained by law.

The Company shall maintain a non-distributable reserve for the outstanding amount of the loans referred to in the preceding sentence.

6.9	The Company may not subscribe for its own shares.
ACQUISITION AND DISPOSAL OF OWN SHARES
Article 7
7.1   The acquisition by the Company of shares in its own share capital which have not been fully paid up shall be null and void.
7.2   The Company shall have the right to acquire fully paid-up shares in its own share capital for consideration provided.
a.	the shareholders’ equity less the acquisition price is not less than the sum of the paid and called-up part of the share capital and the reserves

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which must be maintained by law;

b.	the aggregate nominal amount of the shares to be acquired and of those already held by the Company and its Subsidiaries does not exceed half of the issued share capital;

c.	the General Meeting, or another body appointed for that purpose by the General Meeting, has authorised the acquisition.
For the purpose of applying subparagraph a. above, “shareholders’ equity” shall be equal to the shareholders’ equity stated in the most recently adopted balance sheet, less the acquisition price of shares in the capital of the Company and distributions to others from profits or reserves for which the Company or its Subsidiaries became indebted after the balance sheet date. Where more than six months have passed since the end of a financial year without adoption of the Annual Accounts, acquisition under this paragraph shall not be permitted.

7.3	Disposal by the Company of its own shares shall take place pursuant to a resolution of, and subject to the conditions to be set by, the General Meeting. The share transfer restrictions contained in these articles of association shall apply to the disposal by the Company of its own shares.

7.4	The term shares in this article shall include depositary receipts issued therefor.
REDUCTION OF THE ISSUED SHARE CAPITAL
Article 8
8.1	The General Meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the nominal amount of the shares through an amendment to the articles of association. The resolution must specify the shares to which the resolution relates and provide for the implementation of the resolution. The paid and called-up part of the share capital may not fall below the minimum share capital required by law at the time of the resolution.

8.2	A resolution to cancel shares may only relate to shares held by the Company itself or in respect of which it holds the depositary receipts.

8.3	A partial repayment of capital on shares or release from the obligation to pay shall be allowed only as part of the implementation of a resolution to reduce the nominal amount of the shares. Such repayment or release must be effected in respect of all shares on a proportional basis.

The requirement of proportionality may be waived with the consent of all shareholders concemned.

8.4	The notice convening a meeting at which a resolution as referred to in this article is passed shall state the purpose of the reduction of share capital and the manner of implementation.

Article 2:233 (2-4) Civil Code shall apply mututis mnutandis.

8.5	The Company shall deposit the resolutions referred to in paragraph I of this article with the trade registry of the Chamber of Commerce and Industry and shall announce the deposit in a daily newspaper with national distribution. Article 2:209 (2-6) Civil Code shall apply.

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TRANSFER OF SHARES AND LIMITED RIGHTS (BEPERKTE RECHTEN) IN RESPECT OF SHARES
Article 9
9.1	The transfer of a share or of a limited right in respect of a share shall require a deed to that effect executed before a civil law notary in the Netherlands and to which the persons involved shall be parties.

9.2	The transfer of a share or a limited right in respect thereof in accordance with the preceding paragraph shall also have effect vis-a-vis the Company by operation of law.

Unless the Company itself is a party to the transaction, the rights attached to the shares may not be exercised until the Company has acknowledged the transaction in the manner prescribed in Article 2:196b(2) Civil Code or has been served with the deed, or it has acknowledged the transaction by recording it in the shareholders register.

9.3	Subject to the provisions of paragraph 4 of this article, the acknowledgement shall be made in the deed or on submission of a notarial copy or extract of the deed, and in the latter case the Company shall place a statement bearing a date on the document submitted.

In the case of service, a notarial copy or extract of the deed shall be served.

9.4	Where the Company is aware of a transaction as referred to in paragraph 2 of this article, it may acknowledge the transaction on its own initiative by recording the name of the person acquiring the share or the limited right in the shareholders’ register, provided, however, that it has not yet been asked to acknowledge the transaction or been served with the deed.

The Company shall immediately notify the parties involved in the transaction by registered letter and shall request that they submit to it a copy or extract as referred to in paragraph 3 of this article. Upon receipt thereof the Company shall, as evidence of the acknowledgement, make a note on the document in the manner prescribed by paragraph 3 of this article in relation to acknowledgement; the date of registration shall be stated as the date of acknowledgement.
RESTRICTIONS ON TRANSFER OF SHARES
Article 10
10.1 The transfer of shares is only possible, without exception, after the approval of the General Meeting has been obtained.
10.2 The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.
10.3 The approval shall be deemed to have been granted:
a.	if a decision is not taken wvithin one month of a request to that effect; or

b.	if the resolution in which the approval is refused does not contain the name(s) of one or more prospective purchasers who is/are prepared to

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purchase, for cash, all the shares to which the request for approval related.
10.4	If the shareholder requesting approval (the “Offeror”) accepts the prospective purchaser(s) referred to in paragraph 3(b) above and the parties are unable to agree on the price to be paid for the share(s), the price shall be determined by one or more independent experts to be appointed by the Offeror and the prospective purchasers by mutual agreement. If they fail to reach agreement on the appointment within two months of the point in time referred to in the preceding sentence, either party may petition the president of the district court under whose jurisdiction the Company falls to appoint three independent experts.

10.5	The prospective purchasers shall be entitled to withdraw at any time provided they do so within fourteen days after they have been notified of the price as determined in accordance with the preceding paragraph. If, as a result hereof, not all the shares are purchased:
a.	because all the prospective purchasers have withdrawn; or

b.	because the other prospective purchasers have not, within six weeks after the notification referred to above, declared their willingness to acquire the shares which have become available, with due observance of the criteria for allocating such shares laid down by the General Meeting, the Offeror may freely transfer all the shares to which the request for approval related, provided that the transfer is effected within three months after this has been established.

10.6	The Offeror shall be entitled to withdraw at any time, provided he does so within one month of being definitively informed of the identity of the prospective purchasers to whom he can sell all the shares to which the request related and the selling price.

10.7	The Company may only be a prospective purchaser under the provisions of this article with the consent of the Offeror.
RIGHTS OF USUFRUCT AND PLEDGE IN RESPECT OF SHARES
Article 11
11.1	The voting rights attached to shares which are subject to a right of usufruct or pledge shall be vested in the shareholder.

11.2	Notwithstanding the previous paragraph, a holder of a right of usufruct or a pledgee shall have the right to vote if this has been provided when the relevant limited right was created and the holder of the right of usufruct or pledgee is a person to whom the shares may be freely transferred pursuant to the provisions of these articles of association.

11.3	Where the holder of the right of usufruct or pledgee is not such a person, he shall have the right to vote only if this was provided when the relevant limited right was created and this provision was approved by the General Meeting by a resolution to that effect passed unanimously at a meeting at which the entire

8
issued share capital was represented.

Where the requisite quorum was not represented at the aforementioned meeting, no second meeting can be held pursuant to the provisions of Article 2:230(3) Civil Code.

11.4	If another person, who is not also a person to whom the shares may be freely transferred pursuant to these articles of association, succeeds to the rights of the holder of the right of usufruct or pledgee with the right to vote, he shall have the right to vote only if the transfer of the right to vote has been approved by the General Meeting with a quorum and by a majority as referred to in paragraph 3. In that event, the provisions of the last sentence of paragraph 3 shall apply mutatis mutandis.

11.5	The approval referred to above in paragraphs 3 and 4 shall be requested by registered letter addressed to the Management Board.

Within fourteen days of receipt of the request for approval, the Management Board shall convene a General Meeting to be held within thirty days of such receipt, and to which the request for approval shall be submitted. In the event that the Management Board fails to convene such General Meeting, the person who made the request may convene the General Meeting himself in accordance with the relevant provisions of these articles of association.

11.6	Shareholders without the right to vote and holders of a right of usufruct and pledgees with the right to vote shall have Depositary Receipt Rights.
MANAGEMENT
Article 12
12.1	The Company shall have a Management Board consisting of one or more persons. Both natural persons and legal entities may be managing directors.

12.2	The General Meeting shall determine the number of managing directors.

12.3	The General Meeting shall appoint the managing directors and may at any time suspend or remove any managing director.

12.4	Where a managing director has been suspended and the General Meeting does not, within a period of three months, pass a resolution to remove him, the suspension shall end.

12.5	A managing director shall be given the opportunity to account for his actions at the General Meeting at which his suspension or removal is discussed, and he may in that connection be represented by a legal adviser.

12.6	The General Meeting shall determine the remuneration and other terms of employment of each managing director.

12.7	The Management Board may grant one or more of the employees of the Company a power of attorney and, if so required, give the holders of such powers of attorney (procuratiehouders) the title of deputy managing director or such other title as it deems appropriate.
DUTIES AND POWERS
Article 13

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13.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association.

13.2	Each managing director may cast one vote at a meeting of the Management Board. A managing director may be represented at a meeting of the Management Board by a fellow managing director only.

13.3	Where there are two or more managing directors in office, they shall pass resolutions by an Absolute Majority.

13.4	The contemporaneous linking together by telephone conference or audio-visual communication facilities of all the managing directors, wherever in the world they are, shall be deemed to constitute a meeting of the Management Board for the duration of the connection, unless a managing director objects thereto. Minutes of the matters dealt with at a meeting of the Management Board shall be sufficient evidence thereof and of the observance of all necessary formalities, provided such minutes are certified by the chairman of the Management Board or, where the Management Board has not appointed such chairman, by a managing director.

13.5	Resolutions of the Management Board may, instead of at a meeting, be passed in writing - which shall include an electronic message, a facsimile and a message transmitted by any other accepted means of communication and received or capable of being produced in writing - provided that all members of the Management Board are familiar with the resolution to be passed and none of them objects to this decision-making process.

13.6	The Management Board may draw up rules concerning its internal matters. Such rules may not be in conflict with the provisions of these articles of association.

The managing directors may also divide their duties by drawing up rules or otherwise.

13.7	Where the Management Board has appointed one of its members as its chairman, the determination of the chairman with regard to the results of a vote, and, where there has been a vote about a proposal which has not been put in writing, his determination as to the contents of the resolution passed, shall be decisive. However, where the accuracy of the determination referred to in the previous sentence is contested immediately after it has been made, a new vote shall take place if so required by a majority of the votes or, where the first vote did not take place by response to a roll call or in writing, if one person present with the right to vote so requires.

The legal consequences of the original vote shall become void as a result of the new vote.

13.8	In the event of a tie at a meeting of managing directors, the General Meeting shall decide.

13.9	The Management Board shall require the approval of the General Meeting for resolutions concerning:

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a.	the renting, letting, acquisition, disposal or encumbrance of registered property (registergoederen);

b.	the encumbrance of movable property;

c.	the disposal or encumbrance of receivables;

d.	the creation of liability on the part of the Company or in respect of its property for debts of third parties, by suretyship or otherwise;

e.	the establishment or closing down of branches, the extension of the Company’s activities by a new line of business, or the closing down, other than on a temporary basis, or transfer of the ownership or use and enjoyment of all or part of the Company’s business;

f.	the participation in, or the assumption or relinquishment of the management of, other enterprises, the transfer or liquidation of the above participating interests, the extension of the activities of such enterprises by a new line of business or the closing down, other than on a temporary basis, or transfer of the ownership or use and enjoyment of all or part of the businesses of such enterprises;

g.	the exercise of the voting rights attached to unlisted shares held by the Company in other companies;

h.	the entering into, termination or amendment of joint venture or pooling agreements;

i.	the acquisition, encumbrance or disposal of intellectual property rights, including the granting or acquisition of licences and sub-licences;

j.	the lending or borrowing of funds with the exception of the withdrawal of funds from a current account held at the Company’s bank(s) as designated by the General Meeting, provided that the Company shall not have a debit balance with any such bank in excess of the amount set by the General Meeting and notified to the Management Board, which amount may at any time be changed by the General Meeting;

k.	the granting or amending of powers of attorney or the granting of a title to the holder of a power of attorney;

1.	the granting to an employee of a fixed annual salary in excess of the amount set by the General Meeting and notified to the Management Board, which amount may at any time be changed by the General Meeting;

m.	the granting of pension rights other than by virtue of a collective bargaining agreement or a legal obligation;

n.	the conduct of litigation both as plaintiff and as defendant — but not including the collection of receivables, the taking of urgent legal measures of a protective or other nature, and the representation of the Company in summary proceedings — or the waiver of defence in legal proceedings instituted against the Company, or the submission of existing disputes to arbitration or to a binding third-party ruling

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(bindend advies);

o.	the acquisition of fixed business assets for an amount which, per transaction, exceeds the amount set by the General Meeting and notified to the Management Board, which amount may at any time be changed by the General Meeting;

p.	the termination — which shall include transferring the ownership or use and enjoyment of — the business operations of the Company or a significant participating interest of the Company;

q.	the conclusion of any transaction, other than those referred to above, the interest or value of which exceeds the amount set by the General Meeting and notified to the Management Board, or which results in the Company being committed for more than one year (connected transactions being regarded in this context as one transaction); the General Meeting may at any time change the aforementioned amount.
13.10	The Management Board shall furthermore require the approval of the General Meeting for such resolutions of the Management Board as the General Meeting shall have specified in a resolution to that effect and notified to the Management Board.

13.11	Failure to obtain the approval required under paragraphs 9 and 10 of this article shall not affect the powers of representation of the Management Board or managing directors.

13.12	The Management Board must follow the directions of the General Meeting concemning the general principles of the financial, social and economic policy and the policy in respect of the employees in the Company.

13.13	Where one or more managing directors are absent or prevented from acting, the remaining managing director(s) shall be charged with the entire management of the Company. Where all managing directors or the only managing director are/is absent or prevented from acting, the management shall be conducted temporarily by one person who must have been appointed for that purpose by the General Meeting.

13.14	Unless the General Meeting decides otherwise, the managing directors must attend the General Meeting. They shall have an advisory vote at the General Meeting.
REPRESENTATION
Article 14
14.1	The Management Board, as well as each managing director individually, is entitled to represent the Company.

14.2	In any situation in which the Company has a conflict of interests with one or more managing directors, the Company shall be represented by one or more persons to be designated for this purpose by the General Meeting. The managing director(s) in respect of whom there is a conflict of interests can be the person(s) designated.

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14.3	A written record shall be made of transactions between the Company and the holder of all shares in the Company’s share capital or between the Company and a participant in any statutory community of property existing by virtue of marriage or registered partnership to which all shares in the Company’s capital belong, if on such occasion the Company is represented by such shareholder or by one of the participants. For the purposes of the preceding sentence, shares held by the Company or its Subsidiaries shall not be taken into account. Where the requirements contained in the first sentence have not been met, the transaction may be nullified for the benefit of the Company.

14.4	The preceding paragraph shall not apply to transactions which, under the terms stipulated, are part of the Company’s normal conduct of business.
GENERAL MEETINGS
Article 15
15.1	Not less than one General Meeting shall be held each year within six months of the close of the financial year; the purpose of the meeting shall, among other things, be:
a.	to discuss the annual accounts and, if required by law, the annual report and the other information referred to in Article 2:392 Civil Code, unless an extension of time has been granted for the preparation of the Annual Accounts;

b.	to discuss whether or not to adopt the Annual Accounts, unless an extension of time has been granted for the preparation thereof;

c.	to determine the profit appropriation;

d.	to decide whether or not to discharge the Management Board;

e.	to do all other things required by law.
15.2	Without prejudice to the provisions of the next paragraph, additional General Meetings shall be held whenever a managing director so requires.

15.3	The Management Board must convene a General Meeting if one managing director or one or more Persons with Meeting Rights who jointly represent not less than ten percent (10%) of the issued share capital have requested this in writing, setting out in detail the matters to be discussed.

In the event that the Management Board fails to convene the meeting in such a manner that it is held within four weeks of receipt of the request, each of the persons who made the request shall have the right to convene the meeting himself in accordance with the relevant provisions of these articles of association.

15.4	General Meetings shall be held in the place at which the Company has its corporate seat. In the event that the meeting is held elsewhere, legally valid resolutions may only be passed if the entire issued share capital is represented.

15.5	Subject to the provisions of paragraph 3 of this article, Persons with Meeting Rights shall be given notice of a meeting by or on behalf of the Management Board by letters to be sent not less than fourteen days in advance, not including

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the day of the notice and the day of the meeting.

15.6	The notice convening a meeting shall contain the agenda of the meeting.

15.7	A subject, the consideration of which has been requested in writing by one or more shareholders who solely or jointly represent at least one-hundredth of the issued share capital, shall be included in the notice or made known in the same manner if the Company has received the request no later than on the thirtieth day prior to that of the meeting and provided that doing so would not be incompatible with the substantial interests of the Company. For the application of this paragraph, holders of depositary receipts issued for shares with the cooperation of the Company shall have the same rights as shareholders.

15.8	Where a proposal to amend these articles of association is to be considered, a copy of that proposal containing the verbatim text of the proposed amendments shall, from the day of the notice convening the meeting until after the meeting, be made available at the offices of the Company for inspection by Persons with Meeting Rights, and each of them shall be entitled to obtain a copy of the proposal at no cost, unless such a copy has been added to the notice convening the meeting.

15.9	Where the rules laid down by law or by these articles of association in relation to the convening of meetings, drawing up of agendas and availability for inspection of the list of matters to be discussed have not been complied with, legally valid resolutions may nevertheless be passed by a unanimous vote at a meeting at which the entire issued share capital is represented.
Article 16
16.1	The General Meeting shall be chaired by the chairman of the Management Board or, where the Management Board has not appointed such chairman, by the managing director present at the meeting who has held that office longest. Where none of the managing directors is present at the meeting, the meeting shall appoint its own chairman.

16.2	The chairman shall appoint one of the persons present to minute the meeting and he shall adopt the minutes with such secretary and, in evidence thereof, sign them with such secretary. The minutes must be entered into a minute book. Where an official report of the meeting is drawn up by a civil law notary, no minutes need be taken and signing of the report by the notary shall suffice.

16.3	Every managing director, one or more Persons with Meeting Rights who jointly represent not less than ten per cent (10%) of the issued share capital, and the chairman of the meeting may at any time instruct a civil law notary to draw up a notarial report of the matters dealt with at the meeting at the Company’s expense.

16.4	Every Person with Meeting Rights may be represented at the General Meeting by a person holding a written proxy which is determined to be acceptable by the chairman of the meeting at the latter’s sole discretion.

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16.5	The chairman of the meeting shall decide whether persons other than persons with meeting rights may be admitted to the General Meeting.
Article 17
17.1	Each share shall give the right to cast one vote at General Meetings.

17.2	No votes may be cast at the General Meeting in respect of shares belonging to the Company or a Subsidiary, nor in respect of shares for which the Company or a Subsidiary holds depositary receipts. Holders of a right of usufruct or pledge in respect of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their right to vote if the right of usufruct or pledge was created before the relevant share first came to be held by the Company or a Subsidiary. The Company or a Subsidiary may not cast any vote relating to shares in respect of which it has a right of usufruct or pledge.

17.3	In determining whether a certain part of the share capital is represented or whether a majority represents a certain part of the share capital, shares for which no votes may be cast shall not be taken into account.

17.4	Voting about issues shall take place by show of hands and voting about persons shall take place by unsigned, closed ballots, unless the chairman of the meeting determines or allows a different manner of voting and none of the persons present with the right to vote is opposed thereto.

17.5	Unless these articles of association require a greater majority, all resolutions shall be passed by an Absolute Majority.

17.6	Blank votes shall not be counted as votes cast.

17.7	Where there is a tie in any vote on an issue not being the election of a person, no resolution shall have been passed.

One or more shareholders or other persons with the right to vote representing not less than fifty percent (50%) of the issued share capital may, within ten days of the meeting at which there was a tie, request the Netherlands Arbitration Institute to appoint an adviser to take a decision in respect of the proposal concerned. The adviser’s decision shall then be regarded as a resolution of the General Meeting.

17.8	Where, in the case of an election of persons, no one obtains an Absolute Majority during the first ballot, a second free ballot shall be held; where no Absolute Majority is obtained by anyone during that second ballot, one or more new ballots shall take place until either one person has obtained an Absolute Majority or a vote between two persons has resulted in a tie. In such new ballots — which will not include the second free ballot — those eligible for election shall be persons for whom votes were cast at the previous ballot, with the exception of the person who received the smallest number of votes at that previous ballot.

Where, at the previous ballot, more than one person received the smallest number of votes, lots shall be drawn to determine which of them shall be

15
excluded from the new ballot.

Where there is a tie between two persons at a ballot, lots shall be drawn to determine which of them shall be elected.

17.9	The determination made by the chairman at the meeting with regard to the results of a vote shall be decisive. The same shall apply to the contents of a resolution passed, where there has been a vote about a proposal which has not been put in writing.

17.10	However, where the accuracy of the determination referred to in the previous paragraph is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if one person with the right to vote so requires.

The legal consequences of the original vote shall become void as a result of the new vote.

17.11	The Management Board shall keep a record of the resolutions passed. The record shall be available at the Company’s offices for inspection by persons with meeting rights.

Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.
Article 18
18.1	Resolutions to:
a.	amend the articles of association; and

b.	dissolve the Company,
may, where the Management Board has made a proposal to that effect, be passed by an Absolute Majority. Where the Management Board has not made a proposal to such effect, the aforementioned resolutions may only be passed by a majority of not less than two-thirds of the valid votes cast at a General Meeting at which at least three quarters of the issued share capital is represented.

18.2	Resolutions to merge or demerge within the meaning of Part 7 of Book 2 Civil Code, may, where the Management Board has made a proposal to that effect, be passed by an Absolute Majority provided, however, that such a resolution may only be passed by a majority of two-thirds if less than half of the issued share capital was represented. Where the Management Board has not made a proposal to such effect, the aforementioned resolutions may only be passed by a majority of at least two-thirds of the valid votes cast at a General Meeting at which at least three-quarters of the issued share capital is represented.

18.3	Where a quorum is not present at a meeting as required under the preceding paragraphs, a second meeting shall be convened, to be held not less than three weeks and not more than six weeks after the first meeting; this second meeting may pass the resolution by a majority of not less than two-thirds of the valid votes cast, irrespective of the share capital represented at the meeting.

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18.4	Resolutions to remove a managing director may be passed only by a majority of not less than two-thirds of the valid votes cast and provided that this majority represents more than half of the issued share capital.
Article 19
19.1	Unless the Company has Receipt Holders, and/or holders of rights of usufruct or pledgees with the right to vote, shareholders’ resolutions may, instead of at a General Meeting, be passed in writing — which shall include a facsimile and a message transmitted via any other accepted means of communication and received or capable of being produced in writing — provided that all shareholders with the right to vote have voted in favour.

19.2	The Management Board shall record in the minute book of the General Meetings the resolutions passed in the manner described in the preceding paragraph of this article, and at the next General Meeting it shall refer to the fact that such record has been made.
AUDIT
Article 20
20.1	The General Meeting shall have the right — and, if required by law, be under an obligation — to instruct an accountant as referred to in Article 2:393 Civil Code to audit the Annual Accounts drawn up by the Management Board, to report to the Management Board and to issue an auditor’s opinion on the audit.

20.2	Where the General Meeting fails to instruct an accountant as referred to in paragraph I of this article, the Management Board shall do so.

20.3	The instruction may be revoked at any time by the General Meeting and by the body that granted the instruction.
FINANCIAL YEAR, ANNUAL ACCOUNTS AND APPROPRIATION OF PROFITS
Article 21
21.1	The financial year of the Company shall coincide with the calendar year.

21.2	The Management Board shall close the Company’s books as at the last day of each financial year and shall within five months — unless this period is extended by the General Meeting due to special circumstances for a further period of no more than six months — draw up Annual Accounts, and it shall deposit the accounts at the Company’s offices for inspection by the shareholders. Within the same period, the Management Board shall also submit its annual report. The Annual Accounts shall be signed by all managing directors; where one or more of their signatures is missing, the Annual Accounts shall refer to this and to the reasons for it.

21.3	The Company shall ensure that the Annual Accounts, the annual report and the information to be added pursuant to Article 2:392(1) Civil Code shall be available at its offices from the day on which the General Meeting at which they are to be discussed is convened.

Persons with Meeting Rights are entitled to inspect such documents at the

17
aforementioned location and obtain a copy at no cost.

21.4	The provisions of articles 2:391 up to and including 2:394 Civil Code shall not apply if Article 2:403 Civil Code applies to the Company.

21.5	The General Meeting shall adopt the Annual Accounts.

21.6	The Company shall publish the documents and information referred to in this article if and to the extent and in the manner required by articles 2:394 et seq. Civil Code.
Article 22
22.1	The distributable profits shall be at the disposal of the General Meeting for distribution of dividend or in order to be added to the reserves or for such other purposes within the Company’s objects as the meeting shall decide. In calculating the amount of profit to be distributed in respect of each share, only the amount of the mandatory payments towards the nominal amount of the shares shall be taken into account.

22.2	The Company may make distributions to shareholders and other persons entitled to distributable profits only to the extent that the shareholders’ equity exceeds the sum of the paid and called-up part of the share capital and the reserves which must be maintained by law.

In calculating the appropriation of profits, the shares held by the Company in its own share capital shall not be taken into account.

22.3	Distribution of profits shall take place after the adoption of the Annual Accounts which show that the distribution is permitted.

22.4	Subject to the provisions of the second paragraph, the General Meeting may resolve to distribute one or more interim dividends and/or other interim distributions.

22.5	Dividends shall be payable immediately after they have been declared, unless the General Meeting provides otherwise.

22.6	The claim for payment of dividends shall lapse on the expiry of a period of five years.
DISSOLUTION AND LIQUIDATION
Article 23
23.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board, unless the General Meeting decides otherwise.

23.2	The General Meeting shall determine the remuneration of the liquidators and of those in charge of supervising the liquidation.

23.3	To the extent possible, these articles of association shall remain in effect during the liquidation.

23.4	Any assets remaining after payment of all of the Company’s debts shall first be applied to pay back the amounts paid up on the shares. Any remaining assets shall then be distributed among the shareholders in proportion to the aggregate nominal amount of their shares. No distribution upon liquidation may be made to the Company in respect of shares held by it.

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23.5	After the liquidation has been completed, the books and records of the Company shall be kept for the period prescribed by law by the person appointed for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not appointed such person, the liquidators shall do so.
FINAL STATEMENTS
Finally, the person appearing, acting as aforesaid, declared:
a.	the incorporator shall for one hundred thirty thousand (130,000) ordinary shares participate in the share capital of the company; consequently the total issued share capital amounts to one hundred thirty million euros (EUR 130,000,000);
b.	the incorporator has committed itself towards the company regarding the payment on the issued shares subscribed for by it upon incorporation, which obligation is now binding on the company, as follows:
1.	the incorporator shall pay up in full the ordinary shares issued upon the incorporation. This payment shall prior or immediately after the incorporation be made by contribution to the company of all the shares in the share capital of Stratos Finance (Ireland) Limited,a company under the law of Ireland, whose corporate seat is at Dublin, Ireland, and whose principal place of business is at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland. In respect of the contribution on the shares the incorporator shall prepare a description which shall state the value attributed thereto and the valuation methods applied, which methods must satisfy generally acceptable standards. The description shall relate to the condition of the contribution on a date not earlier than five months prior to the date of the incorporation of the company. The contribution shall as from the contribution to the company be for the benefit and the account of the company;

2.	in the event that the nominal value of the issued shares shall exceed the value of the contribution, the deficiency shall additionally be paid by the incorporator in cash (payment in foreign currency being permitted). In the event that the value of the contribution shall exceed the nominal value of the shares issued upon incorporation the difference shall be booked as share premium;

3.	with respect to the contribution referred to in the description an accountant as referred to in article 2:204a of the Dutch Civil Code shall issue a certificate confirming that the value of the contribution, established by means of generally acceptable valuation methods, at least equals the amount payable as a capital contribution, expressed in terms of money;
c.	TMF Management B.V., a private company with limited liability (“besloten vennootschap met beperkte aansprakelijkheid’”) incorporated under the laws of the Netherlands, having its corporate seat at Amsterdam (address: 1076 AZ Amsterdam, Locatellikade I, trade register number 33203015), is appointed as the

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first managing director of the company;

d.	the declaration of non-objection, referred to in Article 2:179 of the Dutch Civil Code has been granted, as appears from a Ministerial Declaration of non-objection, dated the twenty-seventh day of January two thousand and six that has been annexed to the Minute hereof; the number B.V. 1358476 has been given to the company by the Ministry of Justice;

e.	the description as mentioned under b. item I is prepared in accordance with the laws and signed and its validity has not expired; also all the provisions referred to in Article 2:204a of the Dutch Civil Code have been complied with. The incorporator is not aware that the contributed value should have decreased substantially after the description was made;

f.	the contribution agreed with the incorporator shall take place immediately upon incorporation;

g.	insofar as necessary the company accepts payments in accordance with article 2:203a of the Civil Code;

h.	the documents which, as the law prescribes have to be attached to this Deed, are attached to this Deed.
The authorisation granted to the person appearing is evidenced by one private power of attorney which immediately after the execution will be attached to this deed.
The person appearing is known to me, civil law notary.
This deed was executed in Rotterdam on the date mentioned in its heading.
After I, civil, law notary, had conveyed and explained the contents of the deed in substance to the person appearing, she declared that she had taken note of the contents of the deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the deed was signed by the person appearing and by me, civil law notary.

Uittreksel	Page 1 of 1

Dossiernummer: 34242216	Blad 00001

Uittreksel uit het handelsregister van die Kamers van Koophandel Deze inschrijving valt onder het beheer van de Kamer van Koophandel voor Amsterdam

Rechtspersoon:
Rechtsvorm	: Besloten vennootschap
Naam	: Stratos Investments B.V.
Statutaire zetel	: ’s-Gravenhage
Eerste inschrijving in het handelsregister	: 08-02-2006
Akte van oprichting	: 08-02-2006
Maatschappelijk kapitaal	: EUR 500.000.000,00
Geplaatst kapitaal	: EUR 130.000.000,00
Gestort kapitaal	: EUR 130.000.000,00

Onderneming:
Handelsna(a)m(en)	: Stratos Investments B.V.
Adres	: Locatellikade 1 Parnassustrn, 1076AZ Amsterdam
Telefoonnummer	: 020-5755600
Faxnummer	: 020-6730016
Datum vestiging	: 08-02-2006
Bedrij fsomschrijving	: Houdstermaatschappij
Werkzame personen	: 0

Enig aandeelhouder:

Naam	: Stratos Holdings (Cyprus) Limited
Adres	: 1, Lambousa Street, 1095 Nicosia, Cyprus
Ingeschreven in	: Department of the Registrar of Companies and Official Receiver te Nicosia, Cyprus, onder nummer: HE 171831
Enig aandeelhouder sedert	: 08-02-2006

Bestuurder(s):

Naam	: Kleij, Johannes Cornelis
Geboortedatum en-plaats	: 26-12-1940, Rotterdam
Adres	: Spinozaweg 17, 2202AV NOORDWIJK ZH
Infunctietreding	: 04-05-2006
Titel	: Directeur
Bevoegdheid	: Alleen/zelfstandig bevoegd

Alleen geldig indien door de kamer voorzien van een ondertekening.

31-05-2006	Blad 00002 volgt.
Dossiernummer: 34242216	Blad 00002

Woerden, 31-05-2006
Uittreksel is vervaardigd om 13.04 uur

Voor uittreksel
Bron: Uittreksel-informatie Internet. Geldt niet als uittreksel in de zin van artikel 15 lid 1 van de Handelsregisterwet 1996.